Exhibit 3.111

STATE OF DELAWARE CERTIFICATE OF INCORPORATION A STOCK CORPORATION First: The name of this Corporation is TransMontaigne Product Services Inc. Second: The registered office of the Corporation in the State of Delaware is to be located at 1209 .Orange Street, Wilmington, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company. (New Castle County) Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 50,000. All such shares are to be Common Stock, having a par value of $0.01 per share and are to be of one class. Fifth: The name and mailing address of the incorporator are as follows: Erik B. Carlson, Secretary 370 17th Street, Suite 2750 Denver, Colorado 80202 Sixth: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Seventh: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise. Eighth: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Ninth: The Corporation reserves the right at any time and from time to time, to amend. alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article. Tenth: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The names and mailing address of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are elected and qualified, are: Cortland S. Dietler 370 17th Street, Suite 2750 Denver, Colorado 80202 Richard E. Gathright 370 17th Street, Suite2750 Denver, Colorado 80202 Robert W. Bradberry 280 N. College Street, Suite 500 Fayetteville, Arkansas 72702 The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 22nd day of October, 1998. /s/ Erik B. Carlson Erik B. Carlson, Incorporator